Exhibit 99.1

Media: Caitlin Cieslik-Miskimen Antenna Group for ECOtality caitlin@antennagroup.com (415) 977-1922	Investor Relations: Maria Riley The Blueshirt Group for ECOtality maria@blueshirtgroup.com (415) 217-2631

ECOtality Awarded $26.4 Million for Advanced Vehicle
Testing & Evaluation by U.S. Department of Energy

ECOtality sole Qualified Vehicle Tester for the DOE’s AVTE Program

SAN FRANCISCO — October 6, 2011 —ECOtality, Inc. (NASDAQ: ECTY), a leader in clean electric transportation and storage technologies, today announced that its subsidiary, ECOtality North America, has been awarded a $26.4 million dollar contract by the U.S. Department of Energy (DOE) to conduct the DOE’s Advanced Vehicle Testing and Evaluation (AVTE) project. The award is for a 5-year term to conduct work as the sole vehicle tester for Department of Energy’s Advanced Vehicle Testing Activity (AVTA).

“ECOtality has been a vehicle testing partner for the Department of Energy for more than a decade. We pride ourselves on our important work in this field,” says Don Karner, President of ECOtality North America.  “The work conducted under the Advanced Vehicle Testing and Evaluation project will play a crucial role in evaluating future vehicle technologies.”

The primary goal of the Advanced Vehicle Testing and Evaluation project is to provide key data for technology modeling, and research and development programs, by benchmarking and validating the performance of light-, medium-, and heavy-duty vehicles.  Technologies evaluated include: Plug-in hybrid electric vehicles; extended range electric vehicles; hybrid electric, pure electric and hydraulic vehicles; advanced electric drive and engine technologies; advanced energy storage technologies and chemistries; advanced climate control, power electronic, and other ancillary systems technologies; and internal combustion engines burning advanced fuels.

“We look forward to continuing our work with the Department of Energy to produce unbiased performance data on advanced vehicle technologies that can further reduce our dependence on foreign oil,” said Jonathan Read, CEO of ECOtality, Inc. “Projects such as these highlight the relevancy of ECOtality’s work and continue to position us a leader in advanced vehicle transportation.  The Advanced Vehicle Testing and Evaluation project allows us to better understand new and emerging vehicle technologies that will impact the future of transportation and the nation as a whole.”

With a history in electric transportation that a date back to 1989, ECOtality North America, a wholly-owned subsidiary of ECOtality, is a recognized leader in the research, development and testing of advanced transportation and energy systems. ECOtality has been a testing partner for the U.S. Department of Energy’s AVTA for the past 13 years, and has worked with the DOE, vehicle manufacturers and industry stakeholders to develop test procedures used to conduct baseline, accelerated, fleet, and battery testing. To date, ECOtality has conducted testing for more than 1,250 advanced vehicles and amassed over 11 million test miles in support of the DOE’s Advanced Vehicle Testing Activity.

For additional information about the work ECOtality North America is doing with the U.S. Department of Energy’s Advanced Vehicle Testing Activity (AVTA), please visit http://avt.inl.gov/

About ECOtality, Inc.
ECOtality, Inc. (NASDAQ:ECTY), headquartered in San Francisco, California, is a leader in clean electric transportation and storage technologies. Through innovation, acquisitions, and strategic partnerships, ECOtality accelerates the market applicability of advanced electric technologies to replace carbon-based fuels. For more information about ECOtality, Inc., please visit www.ecotality.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.
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